EXHIBIT 99.1

Consolidated Communications Holdings Reports Fourth Quarter and Full Year 2009 Results

  Total connections grew by 1,900 in the quarter
  Access lines had best quarter since the North Pittsburgh acquisition
  Increased IPTV addressable homes by 18,000 for the quarter and 45,000 for the year
  Executed another full year of strong cash flow in support of the dividend

MATTOON, Ill., March 4, 2010 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and year ended December 31, 2009.

Fourth quarter and full year 2009 financial summary:

  Revenue was $100.8 million for the quarter and $406.2 million for the year.
  Net cash provided by operations was $34.1 million for the quarter and $116.3 million for the year.
  Adjusted EBITDA was $48.1 million for the quarter and $188.8 million for the year.
  Dividend payout ratio was 60.3% for the quarter and 58.4% for the year.
  Cash and cash equivalents ended at $42.8 million, an increase of $27.3 million over 2008.

"I am pleased to report another strong quarter and full year of financial and operating results. We executed on our plan and continued to invest in the business, while delivering a very comfortable and best ever 58.4% annual payout ratio," said Bob Currey, President and Chief Executive Officer.

"During the quarter, we grew total connections by 1,900 compared to a loss of 1,400 connections in the fourth quarter of 2008. Line losses continued to improve in the fourth quarter reflecting the lowest quarterly loss in over two years. Our growth in broadband products continues. DSL subscribers grew by 2,400 in the quarter raising our industry leading penetration to 40% of ILEC access lines, and we delivered another strong quarter of IPTV subscriber additions with over 1,600. Pair bonding technology allowed us to pass an additional 18,000 homes with IPTV service resulting in year-end addressable homes of 188,000.

"Financially, we produced solid results for both the quarter and for the year. Despite the macro economic challenges and an incremental $6.0 million of pension expense recognized throughout 2009, we generated adjusted EBITDA of $188.8 million which was flat when compared to 2008.

"These results reflect the successful execution of our strategy and have prepared us well for 2010 and beyond," Currey concluded.

Operating Statistics at December 31, 2009, Compared to December 31, 2008.

	Period Ended December 31,
	2009	2008	Increase/(decrease)%

Total connections	451,830	454,003	(2,173)	(0.5)%
Local access lines	247,235	264,323	(17,088)	(6.5)%
DSL subscribers	100,122	91,817	8,305	9.0%
IPTV subscribers	23,127	16,666	6,461	38.8%
ILEC VOIP lines	8,665	6,510	2,155	33.1%
CLEC access line equivalents	72,681	74,687	(2,006)	(2.7)%

Steve Childers, Consolidated's Chief Financial Officer, stated, "During the quarter, we continued to make improvements to our cost structure through work group consolidation. We expect to realize $1.5 million in annualized cost savings, starting in May, when the consolidation efforts from this quarter's actions are completed. In addition, we recently announced the sale of our Consolidated Market Response division and our plans to close our Consolidated Operator Services division. On a combined basis these units produced approximately $17.0 million in revenue during 2009 and we expect these transactions to have a slightly positive impact to our earnings and cash flow going forward. The decision to divest these non-core businesses allows us to give full attention to our core products and services."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $19.0 million, and the dividend payout ratio was 60.3%. For the full year, CAPD was $78.6 million, and the dividend payout ratio 58.4%. At December 31, 2009, cash and cash equivalents were $42.8 million. The Company made capital expenditures of $11.4 million during the fourth quarter and $42.4 million for the full year.

Financial Highlights for the Fourth Quarter Ended December 31, 2009

  Revenues were $100.8 million, compared to $102.7 million in the fourth quarter of 2008. Declines in Local Calling Services, Network Access and Long Distance Services were due to lower access lines and minutes of use and were partially offset by increases in Data and Internet Services and Other Operations.
  Depreciation and amortization was $21.2 million, compared to $23.6 million in the fourth quarter of 2008. The $2.4 million decline was primarily due to our election to discontinue FAS 71 accounting for our regulated fixed assets at year end 2008.
  Income from operations was $17.3 million, compared to $9.7 million in the fourth quarter of 2008.  The increase is mainly due to the decrease in depreciation and amortization, the continued cost structure improvements implemented throughout 2009 and fourth quarter 2008 non-cash goodwill impairment charge of $6.1 million for the recently divested CMR business unit.
  Interest expense, net was $14.1 million, compared to $18.7 million in the same quarter last year. The fourth quarter of 2008 included a $2.8 million non-cash interest expense as the result of the accounting for our interest rate swaps. The remaining $1.8 million decline is driven by an overall lower weighted average cost of debt.
  Other income, net was $6.5 million, compared to $4.9 million for same period in 2008.  We recognized $6.9 million in cash distributions from wireless partnerships compared to $4.9 million for the fourth quarter 2008.
  Net income attributable to common stockholders was $7.0 million, compared to a loss of $3.6 million in the fourth quarter of 2008, before taking into account the $7.2 million, net of tax, extraordinary gain associated with discontinuing the application of regulatory accounting at the end of 2008. "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $7.6 million for the fourth quarter of 2009, compared to $5.1 million in the same quarter of 2008 before the extraordinary gain.
  Diluted net income per common share was $0.24, compared to a diluted net loss per common share of $0.12 in the same quarter of 2008 before the extraordinary gain. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the fourth quarter of 2009 was $0.26 compared to $0.17 in the fourth quarter of 2008 before the extraordinary gain.
  Adjusted EBITDA was $48.1 million, compared to $46.1 million for the same period in 2008.
  Net cash provided from operating activities was $34.1 million, compared to $25.8 million for the fourth quarter in 2008.
  The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.44 times to one.

Financial Highlights for the Year Ended December 31, 2009

  Revenues were $406.2 million, compared to $418.4 million for the prior year period. Increases in Data and Internet revenue from DSL, IPTV and VOIP growth were offset by declines in Local Calling Services, Network Access and Long Distance Services.
  Net income attributable to common stockholders was $24.9 million, compared to $5.3 million for the same period of 2008 before reflecting the $7.2 million, net of tax, extraordinary gain. This increase was driven by the continued cost structure improvements, higher wireless distributions and the $6.1 million impairment charge that was recognized in 2008 for our recently divested CMR business unit.
  Diluted net income per common share was $0.84, compared to $0.18 for the full year 2008 before the extraordinary gain. "Adjusted diluted net income per common share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per common share" for the twelve months ended December 31, 2009 was $0.98, compared to $0.71 for the prior year period before the extraordinary gain.
  Adjusted EBITDA was $188.8 million, compared to $189.8 million for the same period in 2008.
  Net cash provided from operating activities was $116.3 million, compared to $92.4 million for the twelve month period in 2008.
  All coverage ratios were in compliance with our credit agreement.

Financial Guidance

For 2010, the Company is providing the following full year guidance: Capital expenditures for 2009 were $42.4 million and for 2010 are expected to be in the range of $40.0 million to $42.0 million. Cash interest expense for 2009 was $56.0 million and for 2010 is expected to be in the range of $51.0 million to $54.0 million and cash income taxes are expected to be in the range of $21.0 million to $23.0 million compared to $11.0 million in 2009 when we benefited from the bonus depreciation from the stimulus plan.

Dividend Payments

On March 1, 2010, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2010 to stockholders of record at the close of business on April 15, 2010.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter and full year 2009 earnings and developments with respect to the Company. The call is being webcast and can be accessed from the "Investor Relations" section of the Company's website at http://www.consolidated.com. The webcast will also be archived on the Company's website. If you do not have internet access, the conference call dial-in number is 1-866-395-2185 with pass code 54666172. International parties can access the call by dialing 1-706-758-1344. A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 11, 2010 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income," and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future. We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of December 31, 2009 the Company had 247,235 ILEC access lines, 72,681 Competitive Local Exchange Carrier (CLEC) access line equivalents, 100,122 DSL subscribers, and 23,127 IPTV subscribers. Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$ 42,758	$ 15,471
Accounts receivable, net	42,125	45,092
Prepaid expenses and other current assets	19,483	18,013
Total current assets	104,366	78,576

Property, plant and equipment, net	377,200	400,286
Intangibles, net and other assets	741,477	762,764
Total assets	$ 1,223,043	$ 1,241,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ 344	$ 922
Accounts payable	13,482	12,336
Accrued expenses and other current liabilities	66,752	58,034
Total current liabilities	80,578	71,292

Capital lease obligation less current portion	--	344
Long-term debt	880,000	880,000
Other long-term liabilities	181,748	214,705
Total liabilities	1,142,326	1,166,341

Stockholders' equity:
Common stock, $0.01 par value	296	295
Paid in capital	109,746	129,284
Accumulated other comprehensive loss	(35,541)	(59,479)
Total Consolidated Communications Holdings, Inc. stockholders' equity:	74,502	70,100
Noncontrolling interest	6,215	5,185
Total equity	80,717	75,285
Total liabilities and stockholders' equity	$ 1,223,043	$ 1,241,626

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$ 100,825	$ 102,742	$ 406,167	$ 418,424
Operating expenses:
Cost of services and products	36,865	35,814	145,460	143,563
Selling, general and administrative expenses	25,447	27,552	104,774	108,769
Intangible assets impairment	--	6,050	--	6,050
Depreciation and amortization	21,228	23,616	85,227	91,678
Income from operations	17,285	9,710	70,706	68,364
Other income (expense):
Interest expense, net	(14,141)	(18,658)	(57,935)	(66,292)
Loss on extinguishment of debt	--	--	--	(9,224)
Other income, net	6,485	4,894	25,563	19,918
Income (loss) before income taxes	9,629	(4,054)	38,334	12,766
Income tax expense (benefit)	2,333	(771)	12,399	6,639
Net income (loss)	7,296	(3,283)	25,935	6,127
Less: Net income attributable to noncontrolling interest	261	313	1,030	863
Income (loss) before extraordinary item	7,035	(3,596)	24,905	5,264
Extraordinary item (net of income tax of $4,154)	--	7,240	--	7,240
Net income attributable to Consolidated Communications Holdings, Inc.	$ 7,035	$ 3,644	$ 24,905	$ 12,504

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.24	$ 0.11	$ 0.84	$ 0.42

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
OPERATING ACTIVITIES
Net income	$ 7,296	$ 3,644	$ 25,935	$ 12,504
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,229	23,616	85,227	91,678
Non-cash stock compensation	494	499	1,928	1,901
Loss on extinguishment of debt	--	--	--	9,224
Intangible asset impairment	--	6,050	--	6,050
Extraordinary item	--	(7,240)	--	(7,240)
Loss on disposal of assets	1,574	--	2,491	--
Other adjustments, net	(8,766)	(40,461)	(1,534)	(46,053)
Changes in operating assets and liabilities, net	12,270	39,657	2,259	24,347
Net cash provided by operating activities	34,097	25,765	116,306	92,411
INVESTING ACTIVITIES
Proceeds from sale of assets	425	--	725	--
Capital expenditures	(11,400)	(10,896)	(42,352)	(48,027)
Net cash used for investing activities	(10,975)	(10,896)	(41,627)	(48,027)
FINANCING ACTIVITIES
Proceeds from long-term obligations	--	--	--	120,000
Payments made on long-term obligations	(237)	(221)	(922)	(137,308)
Payment of deferred financing costs	--	--	--	(240)
Purchase and retirement of common stock	(536)	(249)	(545)	(257)
Dividends on common stock & participating securities	(11,474)	(11,363)	(45,926)	(45,449)
Net cash used in financing activities	(12,247)	(11,833)	(47,393)	(63,254)
Net change in cash and cash equivalents	10,875	3,036	27,287	(18,870)
Cash and cash equivalents at beginning of period	31,883	12,435	15,471	34,341
Cash and cash equivalents at end of period	$ 42,758	$ 15,471	$ 42,758	$ 15,471

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Telephone Operations
Local calling services	$ 23,856	$ 25,167	$ 97,174	$ 104,642
Network access services	21,307	22,296	86,344	95,268
Subsidies	13,981	14,246	55,990	55,197
Long distance services	4,599	5,745	20,382	24,168
Data and Internet services	17,619	16,524	68,079	62,664
Other services	9,070	9,270	36,579	37,088
Total Telephone Operations	90,432	93,248	364,548	379,027
Other Operations	10,394	9,494	41,619	39,398
Total operating revenues	$ 100,825	$ 102,742	$ 406,167	$ 418,424

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
EBITDA:
Net cash provided by operating activities	$ 34,097	$ 25,765	$ 116,306	$ 92,411
Adjustments:
Compensation from restricted share plan	(494)	(499)	(1,928)	(1,901)
Intangible asset impairment	--	(6,050)	--	(6,050)
Loss on extinguishment of debt	--	--	--	(9,224)
Extraordinary gain, net of tax (1)	--	7,240	--	7,240
Other adjustments, net	7,192	40,461	(957)	46,053
Changes in operating assets and liabilities	(12,270)	(39,657)	(2,259)	(24,347)
Interest expense, net	14,141	18,658	57,935	66,292
Income taxes	2,333	(771)	12,399	6,639
EBITDA (2)	44,999	45,147	181,496	177,113

Adjustments to EBITDA (3):
Integration and restructuring (4)	2,047	1,692	7,410	4,847
Other, net (5)	(6,371)	(4,894)	(24,439)	(19,918)
Investment distributions (6)	6,909	4,860	22,452	17,778
Non-cash compensation (7)	494	499	1,928	1,901
Intangible asset impairment	--	6,050	--	6,050
Extraordinary gain, net of tax	--	(7,240)	--	(7,240)
Loss on extinguishment of debt (8)	--	--	--	9,224
Adjusted EBITDA	$ 48,077	$ 46,114	$ 188,848	$ 189,755

Footnotes for Adjusted EBITDA:
(1) Represents the extraordinary gain associated with discontinuing the application of regulatory accounting.
(2) EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
(3) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(4) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the fourth quarter of 2009, this is comprised of $1.1 million of integration costs and $0.9 million of severance costs. For the fourth quarter of 2008, this is comprised of $1.4 million of integration costs and $0.3 million of severance costs.
(5) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(6) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(7) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
(8) This includes approximately $6.3 million as a call premium and $2.9 million in write offs of deferred financing costs incurred with the redemption of the 9.75% Senior Notes on April 1, 2008.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2009
Adjusted EBITDA	$ 48,077	$ 188,848

- Cash interest expense	(13,574)	(56,026)
- Capital expenditures	(11,400)	(42,352)
- Cash income taxes	(3,840)	(10,996)
- Principal payments on debt	(237)	(922)
+ Cash interest income	9	56

Cash available to pay dividends	$ 19,035	$ 78,608

Dividends Paid	$ 11,474	$ 45,926
Payout Ratio	60.3%	58.4%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	344
Total debt as of December 31, 2009	$ 880,344
Less cash on hand	(42,758)
Total net debt as of December 31, 2009	$ 837,586

Adjusted EBITDA for the last twelve months ended December 31, 2009	$ 188,848

Total Net Debt to last twelve months Adjusted EBITDA	4.44x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Diluted Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Reported net income attributable to common stockholders before extraordinary item	$ 7,035	$ (3,596)	$ 24,905	$ 5,264
Deferred tax adjustment	(1,469)	(402)	(1,469)	(402)
Access dispute settlement, net of tax	--	--	(1,204)	--
Impairment, net of tax	--	4,981	--	4,981
Bond redemption charge, net of tax	--	--	--	5,193
Non-cash interest on interest rate hedges, net of tax	--	2,305	--	916
Severance, net of tax	699	217	2,710	643
Integration and restructuring charges, net of tax	852	1,076	2,304	2,411
Non-cash compensation	494	499	1,928	1,901
Adjusted net income attributable to common stockholders	$ 7,611	$ 5,080	$ 29,174	$ 20,907

Weighted average number of shares outstanding	29,630,684	29,563,968	29,621,613	29,530,736
Adjusted diluted net income per share	$ 0.26	$ 0.17	$ 0.98	$ 0.71

Calculations above assume 24.2 and 32.3 percent effective tax rates for the three and twelve months ended December 31, 2009. The three and twelve month rates ending December 31, 2008 are assumed at 17.7 and 55.8 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics

	December 31,	September 30,	December 31,
	2009	2009	2008
Local access lines in service
Residential	146,766	148,857	162,067
Business	100,469	101,513	102,256
Total local access lines	247,235	250,370	264,323

Total IPTV subscribers	23,127	21,518	16,666
ILEC DSL subscribers (1)	100,122	97,750	91,817
ILEC Broadband Connections	123,249	119,268	108,483
ILEC VOIP subscribers	8,665	8,562	6,510
CLEC Access Line Equivalents (2)	72,681	71,723	74,687

Total connections	451,830	449,923	454,003

Long distance lines (3)	165,714	166,859	165,953
Dial-up subscribers	2,371	3,017	3,957

IPTV Homes passed	187,630	169,861	142,809

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.
CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com